Exhibit 99.1

401 N Cattlemen Rd., Suite 200, Sarasota, FL

May 28, 2024

Commissioner P. Scott Jolly
Office of Financial Institutions
State of Louisiana
8660 United Plaza Boulevard, 2nd Floor
Baton Rouge, LA 70809-7024
Via Electronic Mail

Dear Commissioner Jolly,

I write regarding the apparent manipulation of the stock of Trump Media & Technology Group Corp. (“TMTG”), which trades on the Nasdaq Stock Exchange under the ticker “DJT.”

TMTG’s stock has appeared continuously since April 2, 2024, on the Nasdaq Reg SHO Threshold List, which results from persistent failures to deliver (FTDs) and can indicate the illegal “naked” short selling of a security.

Recently, the apparent anomalies surrounding the trading of DJT have become more chronic and alarming to TMTG.  In the last 30 trading days, an extraordinary volume of DJT shares traded have been shorts, leading to an astonishing quantity of FTDs.  In fact, recently published SEC data indicate that FTDs exceeded 1 million DJT shares on eleven separate trading days between April 9, 2024, and April 30, 2024, with a peak of over 2.3 million FTDs on April 29, 2024, alone.1  Data made available to us suggest that serious anomalies may have occurred on that date, as well as on April 30 and May 1.

While DJT has consistently been among the most expensive stocks to borrow legally, TMTG assesses that some sellers have been paying a drastically reduced rate to obtain so-called “locates” for seemingly illegitimate “naked” short sales.  The anomalies surrounding the trading of DJT suggest the possibility of unlawful collusion among multiple market counterparties including, without limitation: prime brokers, clearing brokers, executing brokers, options market makers, hedge funds, custodian banks, and other fiduciaries.  Such collusion would violate not only federal law, but also Louisiana law.

As such, I respectfully request that you immediately open an investigation to determine the nature and extent of any illicit activities—and particularly whether the trading in DJT has violated Louisiana Securities Law, see La. Rev. Stat. 51:701, et. seq. and regulations promulgated thereunder, as set forth in the Louisiana Administrative Code, title 10 Sec.Sec. XIII-1201 and 1203.

1 https://www.sec.gov/data/foiadocsfailsdatahtm

To assist in determining whether intra-day short sales of DJT are being improperly approved, I would encourage you to seek documents and testimony from firms that facilitate short sales, including the following:

•	Apex Clearing
•	Citadel Securities
•	Clear Street
•	Cobra Trading
•	Cowen and Company
•	Curvature Securities
•	G1 Execution Services
•	Jane Street Capital
•	StoneX Securities
•	TradePro
•	Velocity Clearing
•	VIRTU Americas

In order for free markets to function as intended, Main Street investors and entrepreneurs must have confidence that they are playing on a level playing field when transacting with sophisticated, well-connected insiders.  We believe market manipulation is modern-day racketeering, and market participants who facilitate trades based on false volume and/or false prices have engaged in fraudulent transactions.  Such transactions risk harm not only to TMTG, but also to a wide array of Louisiana’s honest market participants—including businesses, small retail investors, TMTG partner businesses, and pension funds.

I stand ready to assist your efforts in any way possible. For your reference, I have attached previous letters I sent to Members of Congress and to Nasdaq Chair and Chief Executive Officer Adena T. Friedman pertaining to these issues.

Sincerely,

Devin Nunes
CEO, Trump Media & Technology Group Corp.

cc:	Attorney General Liz Murrill
Executive Counsel to the Governor Angelique Freel